Exhibit 10.27

Form of Employment Contract

This contract, dated on the        day of March in the year 2021, is made between GrowGeneration Corp [the Company or the Employer] and Jeffery Lasher [the Employee] of the State of COLORADO. This document constitutes an employment agreement between these two parties and is governed by the laws of the state of COLORADO.

WHEREAS the Employer desires to retain the services of the Employee, and the Employee desires to render such services, these terms and conditions are set forth.

IN CONSIDERATION of this mutual understanding, the parties agree to the following terms and conditions:

1.	Employment

Employment will begin, April 15, 2021, pending a clear background check. The Employee agrees that he will faithfully and to the best of his ability carry out the duties and responsibilities communicated to him by the Employer. The Employee shall comply with all company policies, rules, and procedures at all times. The employment term will be for no less than THREE (3) years.

2.	Position

As Chief Financial Officer/ Secretary for GrowGeneration, it is the duty of the Employee to perform all essential job functions and duties. The Employee shall report to DARREN LAMPERT, CEO/CO-FOUNDER.

3.	Compensation

As compensation for the services provided:

a)	Employee shall be paid a base wage of $316,000 per Annum, which shall increase 12.5 percent effective January 1 of each calendar year.

b)	Employee shall be paid an annual Bonus equal to 40% of the then current base annual wage per year, which shall be paid Biannually.

c)	Employee shall receive a total of 60,000 shares of common stock. 10,000 shares vesting October 12, 2021; 10,000 shares vesting April 12, 2022; 10,000 shares vesting October 12, 2022, 10,000 shares vesting April 12, 2023, 10,000 shares vesting October 12, 2023, 10,000 shares vesting April 12, 2024. Additionally, Employee may receive a year-end performance cash bonus and/or equity award as determined by the Compensation Committee and the Board of Directors

d)	Employer will provide Employee with a corporate expense account to be used for work related travel and expenses.

e)	All payments shall be subject to mandatory employment deductions (State & Federal Taxes, Social Security, Medicare).

4.	Benefits and Paid Time Off

The Employer currently offers medical, dental, vision, voluntary life/AD&D insurance, accident indemnity plan, critical illness plan, short-term disability, and 401K with employer match. Access to these benefits will be available on April 15, 2021, the commencement date of this Agreement.

Employee shall receive three (3) weeks of PTO (paid time off) in 2021 and four (4) weeks each subsequent year, to be used in that year.

The employer reserves the right to modify any paid time off policies.

5.	Termination

GrowGeneration

930 W 7th Ave, Suite A | Denver, CO 80204 | I800-935-8420

It is the intention of both parties to form a long and mutually profitable relationship. However, this relationship may be terminated by the Employee without cause at any time provided a three (3) month written notice is delivered to the Company and a reasonable replacement exists prior to exiting position. This Agreement may be terminated by Executive by written Notice to the Company of his voluntary resignation. This Agreement may be terminated immediately by either party for Cause upon written Notice. In the event that the Company terminates this Agreement without Cause or the Executive terminates the agreement for cause, the Executive shall be entitled to receive six months' salary, and his pro rata portion of his bonus, shares options and benefits that would be earned in the preceding six-month period.

a.	For purposes of this Agreement, "for Cause" shall be expressly defined as follows:

i.	Conviction of a felony or conviction of a crime of moral turpitude, in either case which causes serious economic injury or serious injury to the Employer's reputation;

ii.	Material breach or diminution of the Employees or Employers obligations under this Employment Agreement;

iii.	Fraud or embezzlement; gross negligence or conduct by the Employer or the Executive which has caused or may cause serious and demonstrable injury to either party;

iv.	Executive repeated and willful failure to follow three (3) direct lawful written orders from the CEO of the Employer, with the reasonable scope of Employees duties, which failure is not cured within thirty (30) days after receipt of each written notice specifically identifying said failure; or

v.	The Company relocates the Executives principal worksite more than 30 miles or in the event of a sale of substantially all of the business and assets of the Company resulting in a refusal of the principle purchaser to assume the then current obligations of this agreement.

6.	Non-Competition and Confidentiality

As an Employee, you will have access to confidential information that is the property of the Employer. You are not permitted to disclose this information outside of the Company.

During your time of Employment with the Employer, you may not engage in any full-time work for another Employer.

It is further acknowledged that upon termination of your employment, you will not solicit business from any of the Employer's clients for a period of at least one (1) year.

7.	Entirety

This contract represents the entire agreement between the two parties and supersedes any previous written or oral agreement. This agreement may be modified at any time, provided the written consent of both the Employer and the Employee.

8.	Legal Authorization

The Employee agree that he or she is fully authorized to work in the United States and can provide proof of this with legal documentation. This documentation will be obtained by the Employer for legal records.

9.	Severability and Automatic Renewal

The parties agree that if any portion of this contract is found to be void or unenforceable, it shall be struck from the record and the remaining provisions will retain their full force and effect. This agreement shall automatically renew with all terms extended and award specified in 3 (c) repeated unless this agreement is replaced prior to April 1, 2024.

GrowGeneration

930 W 7th Ave, Suite A | Denver, CO 80204 | I800-935-8420

10.	Jurisdiction

This contract shall be governed, interpreted, and construed in accordance with the laws of the state of Colorado.

In witness and agreement whereof, the Employer has executed this contract with due process through the authorization of official company agents and with the consent of the Employee, given here in writing.

Jeffery Lasher	Date

Darren Lampert, CEO	Date

GrowGeneration

930 W 7th Ave, Suite A | Denver, CO 80204 | I800-935-8420

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